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                                                                    EXHIBIT 5(b)



                              DEWEY BALLANTINE LLP

                           1301 Avenue of the Americas
                          New York, New York 10019-6092
                       Tel 212 259-8000 Fax 212-259-6333


                                 April 7, 2006

AVA Formation Corp.
1411 East Mission Avenue
Spokane, Washington  99202

Ladies and Gentlemen:

     We are acting as counsel to Avista Corporation, a Washington corporation ("Avista"), and AVA Formation Corp., a Washington corporation wholly-owned by Avista ("AVA"), in connection with the proposed statutory share exchange to be effected pursuant to a Plan of Share Exchange, dated February 13, 2006 the ("Plan of Exchange") between Avista and AVA. Under the terms of the Plan of Exchange, each outstanding share of Avista common stock would be exchanged for one share of common stock of AVA (the "Share Exchange").

     This opinion is being rendered in connection with the filing by AVA of Amendment No. 2 to the Registration Statement on Form S-4, Registration No. 333-131872 (as amended, the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of the shares of AVA common stock to be issued in the Share Exchange (the "AVA Shares").

     We have examined (1) the Plan of Exchange; (2) the Registration Statement;
(3) the articles of incorporation and bylaws of AVA, as in effect on the date hereof and as to be amended and restated immediately prior to consummation of the Share Exchange; (4) resolutions adopted by the Board of Directors of AVA relating to the Share Exchange and the issuance and delivery of AVA common stock in connection therewith; (5) resolutions adopted by the Board of Directors of Avista relating to the Share Exchange; (6) various corporate records and other documents as we have deemed necessary or appropriate.

     Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that when the Plan of Exchange has been implemented in accordance with its terms and the AVA Shares have been duly issued and delivered in the Share Exchange, all as contemplated in the Registration Statement, the AVA Shares will be legally issued, fully paid and non-assessable.


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     To the extent that the opinion set forth above relate to or are dependent upon matters governed by the law of the State of Washington, we have relied upon the opinion of Heller Ehrman LLP which is being filed as Exhibits 5(a) and 8 to the Registration Statement, and our opinion is subject to the limitations and qualifications set forth therein.

     We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                            /s/ Dewey Ballantine LLP

                                            DEWEY BALLANTINE LLP